EXHIBIT 5.1


                      [OPINION OF MICHAEL A. ROSS, ESQ.]


                                                              June 19, 2001

Citigroup Inc.
399 Park Avenue
New York, New York  10043

Ladies and Gentlemen:

     I am Deputy General Counsel of Citigroup Inc., a Delaware corporation (the "Company"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Registration Statement on Form S-4 (File No. 333-62144) (the "Registration Statement") filed by Citigroup with the Securities and Exchange Commission (the "Commission").

     The Registration Statement relates to the proposed issuance by the Company of 126,877,791 shares of the Common Stock, $.01 par value per share, of the Company (the "Securities"), pursuant to the Transaction Agreement (the "Transaction Agreement"), dated as of May 17, 2001 among the Company, Citibank, N.A., Grupo Financiero Banamex Accival, S.A. de C.V. ("Banacci"), Banco Nacional de Mexico, S.A., and certain shareholders of Banacci.

     I, or attorneys under my supervision, have examined and am familiar with originals, or copies certified or otherwise identified to my (or such persons) satisfaction, of such corporate records of the Company, certificates or documents, and have conducted such other investigations of fact and law, as I (or such persons) have deemed appropriate as a basis for the opinion expressed below. In such examination, I (or such persons) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me (or such persons) as originals, the conformity to original documents of all documents submitted to me (or such persons) as certified or photostatic copies and the authenticity of the originals of such copies. In such examination of documents executed by parties other than the Company, I (or such persons) have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion expressed below I have assumed that prior to the issuance of any of the Securities, the Registration Statement, as then amended, will have become effective under the Securities Act.

     Based upon and subject to the foregoing, I am of the opinion that the Securities have been duly authorized and when issued in accordance with the terms and conditions of the Transaction Agreement, will be legally issued, fully paid and nonassessable.

     My opinion is limited to matters governed by the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). I am not admitted to the practice of law in the State of Delaware.

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     I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters". In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                                                   Very truly yours,

                                                   /s/ Michael A. Ross